Exhibit 10.7

Granted To:	###PARTICIPANT_NAME###
Address:	###HOME_ADDRESS###
Grant Date:	###GRANT_DATE###
Granted Amount:	###TOTAL_AWARDS###
Grant Type:	###DICTIONARY_AWARD_NAME###

RSU No:	###EMPLOYEE_GRANT_NUMBER###
Plan:	2020 OMNIBUS STOCK AND INCENTIVE PLAN

UNIVERSAL HEALTH SERVICES, INC.

2020 OMNIBUS STOCK AND INCENTIVE PLAN

RESTRICTED STOCK UNITS AWARD AGREEMENT

This Restricted Stock Units Award Agreement (the “Award Agreement”), made as of the date specified above (the “Grant Date”), by and between Universal Health Services, Inc., a Delaware corporation (the “Company”), and ###PARTICIPANT_NAME### (the “Participant”), residing at the address ###HOME_ADDRESS### set forth above.

W I T N E S S E T H:

WHEREAS, pursuant to the Universal Health Services, Inc. 2020 Omnibus Stock and Incentive Plan, as amended to the Grant Date (the “Plan”), the Company desires to grant to the Participant an award of Restricted Stock Units, each of which is a bookkeeping entry representing the equivalent in value of one (1) Share, as hereinafter provided.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned under the Plan.

NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, the parties hereto agree as follows:

1.The Award.  The Company hereby awards to the Participant Restricted Stock Units under the Plan, the provisions of which are incorporated herein by reference.  Subject to the terms of this Award Agreement and the Plan, each Restricted Stock Unit represents a right to receive one (1) share of Common Stock (a “Share”) on the applicable vesting date.  The number of Restricted Stock Units subject to this Award, the applicable vesting schedule for the Restricted Stock Units, the dates on which the Shares underlying the Restricted Stock Units will be issued, and the remaining terms and conditions are set forth above and in this Award Agreement.  Unless and until the Restricted Stock Units have vested in accordance with the vesting schedule set forth in Section 2 below, the Participant will have no right to settlement of such Restricted Stock Units.  Prior to settlement of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation.

2.Vesting Schedule.  Except as otherwise provided in this Award Agreement, the Restricted Stock Units shall vest in one or more installments as follows:

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###VEST_SCHEDULE_TABLE###

3.Termination of Service; Part-Time Work.

3.1General Rule.  In the event that, prior to the vesting date, the Participant ceases to provide services to the Company (or any Subsidiary or Affiliate) in the capacity of an Employee, Director or Consultant (collectively referred to herein as “Service”) for any reason, with or without cause, the Participant shall forfeit all Restricted Stock Units which are not, as of the time of such termination, vested (and Dividend Equivalents, if any), and the Participant shall not be entitled to any payment therefor.

3.2Determination of Termination Date.  For purposes of this Award Agreement, the Participant’s date of cessation of Service shall mean the date upon which the Participant ceases active performance of services for the Company, a Subsidiary or Affiliate, as determined by the Company, including following the provision of a notification of termination or resignation from Service and shall be determined solely by this Award Agreement and without reference to any other agreement, written or oral, including the Participant’s employment agreement (if any).  Thus, in the event of termination of the Participant’s Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), unless otherwise expressly provided in this Award Agreement or determined by the Company, the Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any).  The Committee shall have the exclusive discretion to determine when the Participant is no longer actively performing services for purposes of the grant of Restricted Stock Units (including whether the Participant may still be considered to be providing services while on a leave of absence).

3.3Part-Time Work.  To the extent permissible under applicable local law, if the Participant who is employed as a full-time Employee commences working on a part-time or per diem basis, and unless otherwise expressly provided in this Award Agreement or determined by the Company, (i) the Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period, and (ii) the Participant shall forfeit all then unvested Restricted Stock Units (and Dividend Equivalents, if any) and the Participant shall not be entitled to any payment therefor.  The Committee shall have the exclusive discretion to determine when the Participant is no longer working as a full-time Employee for purposes of the Restricted Stock Units.

4.Settlement of the Award.

4.1Issuance of Shares of Common Stock.  Subject to the provisions of Section 4.3, Section 5 and Section 7.2 below, the Company shall issue to the Participant on the vesting date, or as soon as practicable thereafter (but in no event later than 60 days after the vesting date), with respect to each Restricted Stock Unit that becomes vested on such date, one (1) Share.  Shares issued in settlement of Restricted Stock Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 4.3.

4.2Beneficial Ownership of Shares; Certificate Registration.  The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which the Participant has

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an account relationship of which the Company has notice, any or all Shares acquired by the Participant pursuant to the settlement of the Award.  Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Participant.

4.3Restrictions on Grant of the Award and Issuance of Shares.  The grant of the Award and issuance of shares of Common Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of U.S. federal, state or foreign law with respect to such securities.  No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable U.S. federal, state or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.  Further, regardless of whether the transfer or issuance of the Shares to be issued pursuant to the Restricted Stock Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any State, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any State, or any other law.

4.4Fractional Shares.  The Company shall not be required to issue fractional Shares upon the settlement of the Award.

5.Tax Withholding and Advice.

5.1In General.  The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Unit, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

5.2Withholding of Taxes.  Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items (including hypothetical withholding tax amounts if the

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Participant is covered under a Company tax equalization policy).  In this regard, the Participant authorizes the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding Shares to be issued upon settlement of the Restricted Stock Unit, subject to Section 14.3 of the Plan.  In the event that such withholding of Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences (as determined by the Company), by the Participant’s acceptance of the Restricted Stock Unit, the Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Shares from those Shares issued to the Participant in settlement under this Award Agreement, as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

5.3Tax Advice.  The Participant represents, warrants and acknowledges that the Company has made no warranties or representations to the Participant with respect to the income tax, social contributions or other tax consequences of the transactions contemplated by this Award Agreement, and the Participant is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences.  THE PARTICIPANT UNDERSTANDS THAT THE TAX AND SOCIAL SECURITY LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  THE PARTICIPANT IS HEREBY ADVISED TO CONSULT WITH HIS OR HER OWN PERSONAL TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE PARTICIPANT’S PARTICIPATION IN THE PLAN BEFORE TAKING ANY ACTION RELATED TO THE PLAN. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

6.Authorization to Release Necessary Personal Information.

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award Agreement and any other Award grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Company may retain the services of an equity compensation plan recordkeeper (the “Recordkeeper”) to facilitate administration of the Plan.  In such event, the Participant understands that Data will be transferred to the Recordkeeper or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration

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and management of the Plan.   The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country.  The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s stock administration department.  The Participant authorizes the Company, the Recordkeeper and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.  The Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company’s stock administration department.  Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant  does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant Restricted Stock Units or other equity awards or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Company’s stock administration department.

7.Effect of Change in Control on Award.

7.1In the event of a Change in Control, the vesting of the Restricted Stock Units shall be accelerated in full and the total number of Restricted Stock Units subject to the Award shall be deemed vested effective as of immediately prior to the date of the Change in Control, provided that the Participant’s Service has not terminated prior to such date, and such vested Restricted Stock Units shall be settled in accordance with Section 4.1.  No such acceleration, however, shall occur if and to the extent: (i) these Restricted Stock Units are, in connection with the Change in Control, either assumed by the successor corporation (or parent thereof) or replaced with comparable restricted stock units of the successor corporation (or parent thereof); or (ii) these Restricted Stock Units are replaced with a cash incentive program of the successor corporation which preserves the Fair Market Value of the Restricted Stock Units at the time of the Change in Control and provides for subsequent pay-out in accordance with the vesting schedule and settlement terms set forth in this Award Agreement.  The determination of the comparability of restricted stock units under clause (i) shall be made by the Committee, and such determination shall be final, binding and conclusive.  This Award Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

7.2In the event that the Restricted Stock Units are, in connection with the Change in Control, either assumed by the successor corporation (or parent thereof) or replaced with comparable restricted stock units of the successor corporation (or parent thereof) and, within eighteen (18) months after the effective date of the Change in Control, the Participant’s Service terminates due to Involuntary Termination, the vesting of the Restricted Stock Units shall be accelerated in full and the total number of Restricted Stock Units subject to the Award shall be deemed vested effective as of the effective date of the Participant’s Involuntary Termination.  Restricted Stock Units vested under this Section 7.2 as a result of the Participant’s

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Involuntary Termination shall be settled on the 60th day following the date of the Participant’s termination of employment or service, provided that the Participant has signed a full general release in a form prepared by or otherwise acceptable to Company (in its sole discretion), releasing all claims, known or unknown, that the Participant may have against Company and its officers, directors, employees and affiliated companies, arising out of or in any way related to the Participant’s employment or service or termination of employment or service with Company and the period for revocation, if any, of such release has lapsed on or before such 60th day following the date of the Participant’s termination of employment or service without the release having been revoked.  In the event that such release does not become effective in accordance with its terms on or before the 60th day following the date of the Participant’s termination of employment or service, the Participant shall forfeit, without compensation therefor, any Restricted Stock Units (and any corresponding Dividend Equivalents, if any) that were deemed vested as a result of the Participant’s Involuntary Termination.

8.Adjustments for Changes in Capital Structure.

The number of Restricted Stock Units awarded pursuant to this Award Agreement is subject to adjustment as provided in Article 10 of the Plan.  Upon the occurrence of an event described in Article 10 of the Plan, any and all new, substituted or additional securities or other property to which a holder of a Share issuable in settlement of the Award would be entitled shall be immediately subject to the Award Agreement and included within the meaning of the term “Shares” for all purposes of the Award.  The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Company and the Participant.

9.No Entitlement to or Claims for Compensation.

In accepting the Award, the Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)all decisions with respect to future Awards of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

(d)the Restricted Stock Unit grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate the Participant’s employment or service relationship (if any);

(e)the Participant is voluntarily participating in the Plan;

(f)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(g)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of

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calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)no claim for or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units (or any portion thereof) (and Dividend Equivalents, if any) resulting from the termination of the Participant’s employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Stock Units, to which the Participant acknowledges he or she is otherwise not entitled, the Participant irrevocably agrees never to institute any such claim against the Company, any of its Subsidiaries or Affiliates or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)unless otherwise provided in the Plan or determined by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(k)the following provisions apply only if the Participant is providing services outside the United States:

(i)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose; and

(ii)the Participant acknowledges and agrees that neither the Company or the Employer, nor any Subsidiary or Affiliate, shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

10.Rights as a Stockholder; Dividend Equivalents.

10.1The Participant shall have no rights as a stockholder with respect to any Shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such Shares or the deposit of such Shares in a brokerage account (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the Shares are issued, except as provided in Section 8 or Section 10.2.

10.2The Participant shall accumulate an unvested right to payment of Dividend Equivalents on the Shares underlying Restricted Stock Units with respect to any cash dividends paid on the Shares that have a record date on or after the date of this Award Agreement.  Such Dividend Equivalents will be in an amount of cash per Restricted Stock Unit equal to the cash dividend paid with respect to one Share.  The

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Dividend Equivalents, if any, will be credited to a bookkeeping account in the name of the Participant.  The Participant shall be entitled to payment of accumulated Dividend Equivalents with respect to the number of Restricted Stock Units equal to the number of Shares ultimately issued to the Participant pursuant to this Award Agreement.  Dividend Equivalents shall be subject to any required tax withholding, and shall be paid to the Participant as soon as administratively possible following the date that the Shares are issued to the Participant, but in no event later than March 15th of the year following the year in which such vesting occurs.  The Participant shall not be entitled to Dividend Equivalents with respect to dividends with a record date prior to the date of this Award Agreement.  The Dividend Equivalent amounts will be subject to the same vesting, forfeiture and other terms and conditions applicable to the corresponding Restricted Stock Units.

11.Miscellaneous Provisions.

11.1Amendment.  The Committee may amend this Award Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Award Agreement without the consent of the Participant, except to the extent such amendment is desirable or necessary to comply with applicable law, including, but not limited to, Section 409A of the Code, as further provided in the Plan.  No amendment or addition to this Award Agreement shall be effective unless in writing.

11.2Nontransferability of the Award.  Prior to the issuance of Shares on the applicable settlement date, no right or interest of the Participant in the Award nor any Restricted Stock Units subject to the Award shall be in any manner pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary or Affiliate or shall become subject to any lien, obligation, or liability of such Participant to any other party other than the Company, or a Subsidiary or Affiliate.  Except as otherwise provided by the Committee, no Award shall be assigned, transferred or otherwise disposed of other than by will or the laws of descent and distribution.  All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

11.3Further Instruments and Imposition of Other Requirements.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  Furthermore, the Participant acknowledges that the laws of the country in which the Participant is working at the time of grant, vesting or settlement of the Restricted Stock Units or the sale of Shares received pursuant to this Award Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Participant to additional procedural or regulatory requirements that the Participant is and will be solely responsible for and must fulfill.

11.4Binding Effect.  This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and permitted assigns.

11.5Notices.  Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address maintained for the Participant in the Company’s records or at the address of the local office of the Company or of a Subsidiary or Affiliate at which the Participant works.

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11.6Construction of Award Agreement.  This Award Agreement, and the Restricted Stock Units evidenced hereby (i) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, and (ii) constitute the entire agreement between the Participant and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter.  All decisions of the Committee with respect to any question or issue arising under this Award Agreement or the Plan shall be conclusive and binding on all persons having an interest in the Restricted Stock Units.

11.7Governing Law.  The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Delaware, U.S.A. without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

11.8Arbitration; Choice of Forum.  BY ACCEPTING THIS AWARD, THE PARTICIPANT UNDERSTANDS AND AGREES THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 14.14 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE COMPANY AND THE PARTICIPANT ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN PHILADELPHIA, PENNSYLVANIA, PURSUANT TO THE TERMS THEREOF, SHALL APPLY.

11.9Section 409A.  Notwithstanding any other provision of the Plan or this Award Agreement, the Plan and this Award Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof).  The vesting and settlement of Restricted Stock Units awarded pursuant to this Award Agreement (and Dividend Equivalents, if any) are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code and the terms of this Award Agreement shall be interpreted in compliance with this intention.  The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction in benefits payable under the Award, as the Committee determines are necessary or appropriate to ensure that the Restricted Stock Units (and Dividend Equivalents, if any) qualify for exemption from or comply with Section 409A of the Code or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code; provided, however, that the Company makes no representations that the Restricted Stock Units (and Dividend Equivalents, if any) will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these Restricted Stock Units (and Dividend Equivalents, if any).

11.10Administration.  The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Award Agreement or the Restricted Stock Units.

11.11Counterparts.  This Award Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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11.12Severability.  If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.

11.13Language.  If the Participant has received this Award Agreement or any other document related to the Plan in a language other than English and the meaning of the translated version is different from the English version, the English version will control.

11.14Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

11.15Waiver.  The Participant acknowledges that the Company’s waiver of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other participant.

11.16Clawback/Recovery.  The Restricted Stock Units shall be subject to the Clawback/Recovery provisions contained in Section 14.17 of the Plan.

By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company (including by electronically accepting this Award Agreement through his or her Shareworks account with Morgan Stanley), the Participant agrees to be bound by the terms and conditions of the Plan and this Award Agreement.  The Participant has reviewed this Award Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of this Award Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Restricted Stock Units.

UNIVERSAL HEALTH SERVICES, INC.	PARTICIPANT

By:	By:

Print Name:	Print Name:	###PARTICIPANT_NAME###

Title:

RSU Award Agreement/ Universal Health Services, Inc.– 2020 Omnibus Stock and Incentive Plan	Page | 10